Exhibit 10.8

Hudson Highland Group

March 25, 2003

Dear Steve:

We are pleased to confirm our offer of employment to you for the position of VP, Global Treasurer of the Search and Selection Operations of TMP Worldwide (“TMPW”). Many of the job requirements for this position were discussed with you during the interview process, and I hope you find this position to be both challenging and rewarding. As you are aware, TMPW is contemplating a disposition of its Executive Search and Executive Resourcing divisions through a spin-off or other similar transaction (a “Disposition”). The terms of employment are as follows:

Compensation

As discussed, your annualized base salary will be $150,000US, which shall be paid semi-monthly at a rate of $6,250.00US. In addition, you will be eligible for an annual non-guaranteed potential bonus up to 30% of your annual salary. The bonus is at the sole discretion of the company and will be based upon your individual performance, the performance of the division, and overall company performance. Any compensation plan specific to your division can be changed at the company’s sole discretion at any time. This contract is for a fixed term of six months and thereafter you shall be an employee at will subject to the severance provisions set forth below.

Compensation upon Termination

It is understood and agreed that in the event that this agreement is terminated by the Company other than for Cause (as defined below), subject to the execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to receive as severance your then applicable base salary hereunder for the balance of the six months fixed employment period and furthermore, six months severance, payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees. “Cause” shall mean the occurrence of any one or more of the following events: (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the CFO or the Designee that remains unremedied for a period of 10 (10) days after the CFO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of or contractual obligation to the Company that remains unremedied for a period of ten (10) days after the CFO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud. For purposes of clarity, it is expressly understood and agreed that any and all changes in the identity of the employer from TMP to one or more of its subsidiaries, successors-in-

interest or assignees as described in Section 6 shall not be deemed a termination of employment by the Company hereunder. You acknowledge that the Company may deduct from amounts payable to you under this agreement any tax withholdings and payments, if any, required by law to be so deducted.

Relocation

Please see attached for agreed upon terms.

Benefits

You will be eligible to participate in available benefit programs for medical, dental, life, STD, LTD, AD&D and flex spending according to the terms, conditions and eligibility requirements set forth in the Company manual and/or individual plan provisions.

All employees will receive a performance review once a year.

Conditions of Employment

1.	At Will Employment

Your employment with TMP Division (the “Company”), is scheduled to commence upon your visa being approved. To prevent any misunderstandings between us, this letter will supersede any discussions or written documents between us or between you and any other representative of the company regarding your employment. This letter sets forth the entire understanding between us regarding your employment, and may not be amended or modified except by a document in writing signed by both of us. Please understand that while it is our hope and belief that our relationship will be a long one, this is an offer of employment on an “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

2.	Confidentiality/Non-Solicitation

Due to the nature of our business and in an effort to protect our clients, the Company requires all employees to sign a standard Confidentiality/Non-Solicitation agreement prior to the commencement of employment. The employment offer is contingent upon the execution and return of this agreement. The agreement is enclosed for your review and signature.

3.	Arbitration Agreement

It is a goal of the Company to provide as positive experience for you as possible. In the event a legal dispute arises, arbitration provides a quick and cost effective means of resolution for all parties. All employees are required to sign the Company arbitration agreement prior to the commencement of employment. The employment offer is contingent upon the execution and return of this agreement. The agreement is enclosed for your review and signature.

4.	Employment Eligibility

Finally, we are required by federal law to examine documentation of your employment eligibility. On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to work in the U.S. The list of acceptable documents is enclosed.

We are excited that you are joining our team, and we look forward to confirming your start date. You are welcome to call me anytime with questions at (212) 351-7046.

Kindly acknowledge your acceptance of this offer by signing and dating this letter and returning via fax along with the confidentiality/non-solicitation agreement and the arbitration agreement to: Human Resources (917) 256-8541. This offer shall remain effective until one week after the above date.

Sincerely,

/s/ Shira Kahn
Shira Kahn Human Resources Director

Accepted by:

/s/ Steven B. London

Steve London	Shira Kahn

April 1, 2003

Date	Date

Relocation

Below you will find what was agreed upon between you, Rich Pehlke and Brendan Flood.

Please use the Tier Ill relocation matrix as a guideline for your relocation. You will need prior approval before agreeing to any quotes in relation to your relocation.

In addition:

Temporary accommodation — Hudson Highland will pay for temporary accommodations for up to 2 months. Thereafter, Hudson Highland will pay 2 months of your mortgage for the amount of $2,100.00US per month.

Paid Time Off — 5 weeks

Home Leave — Two trips to the UK, which can be booked in business class.

                           Two trips to the US for your wife and children (economy class).

Repatriation — Hudson Highland will pay for reasonable expenses in relation to your move back to UK.

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